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                                                                    Exhibit 99.3


[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]


Dear Broker:

As you may know, we are undertaking an initial public offering of our shares of common stock. We are permitting Safeguard Scientifics, Inc. to use its Directed Share Subscription Program to offer Safeguard stockholders the opportunity to buy shares of our common stock at the initial public offering price. The price per share under this program will be the same price that all investors will pay in our initial public offering.

The right to participate in this program may not be transferred. There will be no trading market for this subscription right, and there will be no oversubscription privilege.

If you have any questions regarding the Directed Share Subscription Program, please call Safeguard's investor relations line at (888) SFE-1200. Please do
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not call Internet Capital Group regarding this program.  Only Safeguard's
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automated investor relations line or representatives of Safeguard will be able to provide you with information regarding this program or answer any questions you may have.

Under this program, each Safeguard stockholder will be eligible to purchase one share of our common stock for every ten Safeguard shares owned of record on _________, 1999. If the number of Safeguard shares owned by a stockholder is not evenly divisible by ten, the number of shares a Safeguard stockholder is entitled to purchase will be rounded up to the nearest whole number. You will have until ________, 1999 to advise ChaseMellon Shareholder Services, L.L.C., the agent for this program, of your requirements for rounding purposes.

The minimum subscription we will accept is for ________ shares of our common stock. Therefore, holders of fewer than _______ Safeguard shares as of _________, 1999 will be unable to purchase our shares under this program. This limit applies to each account, not the aggregate of all accounts, held by a Safeguard stockholder. For example, if as of ______, 1999, a stockholder held ______ Safeguard shares in one account and another ______ Safeguard shares in a different account, the stockholder will not be considered to be the owner of the minimum number of Safeguard shares required to participate in this program and will, therefore, not be eligible to subscribe.
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Preliminary prospectuses for distribution to Safeguard stockholders are being distributed through Corporate Investor Communications, Attention: Processing Department, 111 Commerce Road, Carlstadt, NJ 07072-2586, telephone number (201) 896-1900. You should provide a copy of the preliminary prospectus to each Safeguard stockholder on whose behalf you hold shares.

Subscription forms and payment cannot be accepted until after we have determined our initial public offering price.

Once our initial public offering price has been determined, Safeguard Scientifics will take the actions outlined in the preliminary prospectus to publicize the Subscription Price and the date by which you must respond to the offer that is being made to Safeguard stockholders under this program. Depository Trust Company has advised Safeguard Scientifics that they will notify their participants electronically of the initial public offering price and the expiration date for this program. Corporate Investor Communications will provide you with final prospectuses for distribution to the Safeguard stockholders who received a preliminary prospectus.

All subscription forms and payments must be received by ChaseMellon Shareholder Services, L.L.C. by 5:00 p.m. New York City time on the fourth business day after we have determined our initial public offering price. In order for your customers to purchase shares under the program you will have to act promptly and advise your customers to act promptly.

When you exercise this subscription privilege on behalf of beneficial owners of common stock through Depository Trust Company's Automated Subscription Offer Program, you will be required to certify that each beneficial owner for whom you are subscribing meets the eligibility requirements of this program.

If you have any questions regarding the Directed Share Subscription Program, please call Safeguard's investor relations line at (888) SFE-1200.

                                          Sincerely,


                                          Walter W. Buckley
                                          President and
                                          Chief Executive Officer